(a)(8)

                                                           FOR IMMEDIATE RELEASE
                                                                  March 23, 1999



                                BERNARD PAULSON
                                _______________

                           COMMENCES TENDER OFFER FOR
                           __________________________

                          HITOX CORPORATION OF AMERICA
                          ____________________________

CORPUS CHRISTI, TEXAS--March 23, 1999--- Bernard Paulson, the Acting Chief Executive Officer and a Director of Hitox Corporation of America (the "Company") announced today that an affiliated entity has commenced a tender offer to purchase up to 1,000,000 shares of the Company's Common Stock, par value $0.25 per share (the "Shares"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 23, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

The Offer is subject to certain conditions described in the Offer to Purchase. The Offer, proration period and withdrawal rights will expire on Monday April 19, 1999, unless the Offer is extended.

Copies of the Offer to Purchase and transmittal materials governing the Offer may be obtained from the Information Agent, Founders Equity Group, Inc., at the following address:

                           Founders Equity Group, Inc.
                              2602 McKinney Avenue
                                    Suite 220
                               Dallas, Texas 75204

                            Telephone: (214) 871-3000